Exhibit 10.3

Execution Version

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Agreement”) is made and entered into as of October 6, 2020, by and among F45 TRAINING HOLDINGS INC., a Delaware corporation (the “Borrower”), the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent and Australian Security Trustee (the “Administrative Agent”).

W I T N E S E T H :

WHEREAS, the Borrower, the other Loan Parties party thereto, the Lenders, and Administrative Agent have executed and delivered that certain Credit Agreement dated as of September 18, 2019, as amended by that certain First Amendment to Credit Agreement dated as of June 23, 2020 (as the same may be amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”).

WHEREAS, Borrower has requested that Administrative Agent and Lenders amend certain provisions of the Credit Agreement as set forth herein, and Administrative Agent and the Lenders party hereto have agreed to such amendments, subject to the terms and conditions hereof.

NOW, THEREFORE, for and in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, Borrower, the Administrative Agent, and the Lenders party hereto hereby covenant and agree as follows:

SECTION 1. Definitions. Unless otherwise specifically defined herein, each term used herein (and in the recitals above) which is defined in the Credit Agreement shall have the meaning assigned to such term in the Credit Agreement. Each reference to “hereof,” “hereunder,” “herein,” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Credit Agreement from and after the date hereof refer to the Credit Agreement as amended hereby.

SECTION 2. Amendment to Credit Agreement.

(a) Amendments to Section 1.01.

(i) The following definitions are hereby added to Section 1.01 of the Credit Agreement in appropriate alphabetical order:

“A&R Stockholders’ Agreement” means that certain Amended and Restated Stockholders’ Agreement of the Borrower dated as of the Second Amendment Effective Date.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may be a SOFR-Based Rate) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment;

provided that, if the Benchmark Replacement as so determined would be less than 0.50%, the Benchmark Replacement will be deemed to be 0.50% for the purposes of this Agreement; provided further that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBOR Rate with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Rate).

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBO Screen Rate permanently or indefinitely ceases to provide the LIBO Screen Rate; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:

(1) a public statement or publication of information by or on behalf of the administrator of the LIBO Screen Rate announcing that such administrator has ceased or will cease to provide the LIBO Screen Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Screen Rate, a resolution authority with jurisdiction over the administrator for the LIBO Screen Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Screen Rate, in each case which states that the administrator of the LIBO Screen Rate has ceased or will cease to provide the LIBO Screen Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate; and/or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate announcing that the LIBO Screen Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Section 2.14.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with:

(1) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2) if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines in its reasonable discretion are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for U.S. dollar-denominated syndicated credit facilities at such time;

provided, further, that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the LIBO Rate.

“Default Rate” means the rate of interest described in Section 2.13(c).

“Early Opt-in Election” means the occurrence of:

(1) (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.14 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and

(2) (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Liquidity” means the sum of (a) Availability plus (b) Unrestricted Cash.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Second Amendment Effective Date” means October 6, 2020.

“Second Amendment Effective Date Restricted Payment” means a repurchase of Equity Interests made on the Second Amendment Effective Date funded entirely with the proceeds of Subordinated Indebtedness incurred on the Second Amendment Effective Date and in an amount not to exceed $174,721,255.66.

“Secured Funded Indebtedness” means, as of any date of determination, Funded Indebtedness secured by a Lien on any of the assets or property of the Loan Parties; provided that Secured Funded Indebtedness will not include undrawn amounts under revolving credit facilities and Indebtedness in respect of any (1) letter of credit, bank guarantees and performance or similar bonds, except to the extent of obligations in respect of drawn standby letters of credit which have not been reimbursed within three (3) Business Days and (2) Swap Obligations. The Dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Swap Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar-equivalent principal amount of such Indebtedness.

“Senior Secured Leverage Ratio” means, on any date, the ratio of (a) (i) Secured Funded Indebtedness (excluding Specified Secured Subordinated Debt) on such date minus (ii) Unrestricted Cash to (b) EBITDA for the period of four consecutive fiscal quarters ended on or most recently prior to such date.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“SOFR-Based Rate” means SOFR, Compounded SOFR or Term SOFR.

“Specified Intercreditor Agreement” means that certain Subordination and Intercreditor Agreement dated as of the Second Amendment Effective Date by and among the Administrative Agent, Specified Secured Subordinated Lender, the Specified Secured Subordinated Agent, and the Loan Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Specified Secured Subordinated Agent” means the “Subordinated Creditor Agent” (as such term is used and defined in the Specified Intercreditor Agreement).

“Specified Secured Subordinated Debt” means the “Subordinated Debt” (as such term is used and defined in the Specified Intercreditor Agreement).

“Specified Secured Subordinated Debt Agreement” means the “Subordinated Loan Agreement” (as such term is used and defined in the Specified Intercreditor Agreement).

“Specified Secured Subordinated Debt Documents” means the “Subordinated Debt Documents” (as such term is used and defined in the Specified Intercreditor Agreement).

“Specified Secured Subordinated Lender” means each “Subordinated Lender” (as such term is used and defined in the Specified Intercreditor Agreement).

“Specified Subordination Agreement” means that certain Subordination Agreement dated as of the Second Amendment Effective Date by and among the Administrative Agent, Specified Unsecured Subordinated Lender, the Specified Unsecured Subordinated Agent, and the Loan Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Specified Unsecured Subordinated Agent” means the “Subordinated Creditor Agent” (as such term is used and defined in the Specified Subordination Agreement).

“Specified Unsecured Subordinated Lender” means each “Subordinated Lender” (as such term is used and defined in the Specified Subordination Agreement).

“Specified Unsecured Subordinated Debt” means the “Subordinated Debt” (as such term is used and defined in the Specified Subordination Agreement).

“Specified Unsecured Subordinated Debt Agreement” means the “Subordinated Loan Agreement” (as such term is used and defined in the Specified Subordination Agreement).

“Specified Unsecured Subordinated Debt Documents” means the “Subordinated Debt Documents” (as such term is used and defined in the Specified Subordination Agreement).

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than 0.50%, the Unadjusted Benchmark Replacement will be deemed to be 0.50% for the purposes of this Agreement.

(ii) The following definitions in Section 1.01 of the Credit Agreement are hereby amended so that they read, in their entirety, respectively, as follows:

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until any amendment has become effective pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 0.50%, such rate shall be deemed to be 0.50% for purposes of this Agreement.

“Applicable Rate” means, for any day, at all times prior to the Second Amendment Effective Date, the “Applicable Rate” as defined in this Agreement prior to the Second Amendment Effective Date, and from and including the Second Amendment Effective Date, the following:

(a) with respect to Loans that are Eurodollar Loans and Letters of Credit, 4.00% per annum; and

(b) with respect to Loans that are ABR Loans, 3.00% per annum.

“Canadian Subsidiary” means F45 Training Canada Limited, a New Brunswick corporation.

“Change in Control” means (a) prior to a Qualified Public Offering, (i) Permitted Investors shall cease to own and control, directly or indirectly, at least 50.1% of the outstanding Equity Interests of the Borrower on a fully diluted basis, or (ii) the occupation at any time of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (x) directors of the Borrower on the Effective Date nor (y) nominated, ratified, appointed or approved by the board of directors of the Borrower; (b) after a Qualified Public Offering, (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the

Effective Date) (other than the Permitted Investors), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower, (ii) the occupation at any time of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (x) directors of the Borrower on the date of the Qualified Public Offering nor (y) nominated, ratified, appointed or approved by the board of directors of the Borrower; and (c) except in connection with a transaction permitted by this Agreement, the Borrower shall cease to own, free and clear of all Liens or other encumbrances (other than those in favor of the Administrative Agent), directly or indirectly, 100% (other than directors’ qualifying shares) of the outstanding voting Equity Interests of any Subsidiary of the Borrower on a fully diluted basis and all voting rights and equivalent economic interests with respect thereto, (c) any “change of control” or “liquidity event”, as those terms (or any similar terms) are defined in any document governing Subordinated Debt, shall occur, or (d) an “EOD Assignment” or “Foreclosure Assignment” (as such terms are defined in the A&R Stockholders’ Agreement on the Second Amendment Effective Date) occurs and, as a result thereof, the Permitted Holders cease to either own or control, at least 50.1% of the outstanding Equity Interests of the Borrower on a fully diluted basis.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that, if such rate shall be less than 0.50%, such rate shall be deemed to be 0.50% for the purposes of this Agreement.

“Fixed Charges” means, for any period, without duplication, cash Interest Expense, plus principal payments on Funded Indebtedness (whether scheduled, voluntary, or otherwise), plus expense for taxes paid in cash, plus Restricted Payments paid in cash (excluding the Second Amendment Effective Date Restricted Payment), plus cash Capital Lease Obligation payments.

“Funded Indebtedness” means, as at any date, the aggregate Indebtedness of the Borrower and its Subsidiaries on a consolidated basis on that date, less Subordinated Indebtedness (other than Specified Secured Subordinated Debt).

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time; provided that, if any Interpolated Rate shall be less than 0.50%, such rate shall be deemed to be 0.50% for purposes of this Agreement.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion)); provided that if the LIBO Screen Rate as so determined would be less than 0.50%, such rate shall be deemed to 0.50% for the purposes of this Agreement.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than 0.50%, such rate shall be deemed to be 0.50% for purposes of this Agreement.

“Permitted Investors” means Adam Gilchrist and MWIG LLC, a Delaware limited liability company.

“Qualified Public Offering” means the issuance by Borrower or any direct or indirect parent of Borrower of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the Securities Exchange Commission in accordance with the Securities Act that results in at least $50,000,0000 of gross proceeds to Borrower (whether alone or in connection with a secondary public offering).

“Restricted Payment” means any (a) dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests, (b) any management, advisory, or similar fee paid to the direct or indirect owners of the Borrower, and (c) payment with respect to Subordinated Indebtedness.

“Revolving Commitment” means, with respect to each Lender, the amount set forth on the Commitment Schedule opposite such Lender’s name, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) as provided in Section 9.04(b)(ii)(C) pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable, as such Revolving Commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04; provided, that at no time shall the Revolving Exposure of any Lender exceed its Revolving Commitment. The initial aggregate amount of the Lenders’ Revolving Commitments is $7,000,000.00.

“Subordinated Indebtedness” of a Person means (a) any Indebtedness of such Person, the payment of which is subordinated to payment of the Secured Obligations pursuant to a written agreement to that effect in form and substance reasonably satisfactory to the Administrative Agent, (b) the Specified Secured Subordinated Debt, and (c) the Specified Unsecured Subordinated Debt.

(iii) The following definitions in Section 1.01 of the Credit Agreement are hereby deleted: “Borrower Parent”, “Specified Change of Control Transactions”, Specified Change of Control Conditions”, and “Surviving Entity”.

(b) Amendment to Section 1.04(b). Section 1.04(b) of the Credit Agreement is amended so that it reads, in its entirety, as follows:

(b) For purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, or for purposes of determining whether any Specified Transaction is permitted, EBITDA, the Total Leverage Ratio, the Senior Secured Leverage Ratio and the Fixed Charge Coverage Ratio shall be calculated with respect to such period on a Pro Forma Basis, giving effect to such Specified Transaction. For the avoidance of doubt, any calculations on a Pro Forma Basis (i) shall exclude purchase acquisition accounting impact for any Permitted Acquisition or Specified Transaction, as applicable, and (ii) for periods prior to the applicable Permitted Acquisition or Specified Transaction, shall be made based on the financial information for the target of such Permitted Acquisition or Specified Transaction, as applicable, that is publicly or privately available and regardless of the accounting standard applied to such target prior to the date of such Permitted Acquisition or Specified Transaction (and, for the avoidance of doubt, no breach of this Agreement shall result therefrom).

(c) Amendment to Section 1.05. Section 1.05 of the Credit Agreement is amended so that it reads, in its entirety, as follows:

SECTION 1.05 Interest Rates; LIBOR Notifications. The interest rate on Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. Upon the occurrence of a Benchmark Transition Event or an Early Opt-In Election, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 2.14(d), of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.14(b), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.14(c)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 2.14(c) of this Agreement, such Section 2.14(c) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower, pursuant to Section 2.14, in advance of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 2.14(c), will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

(d) Amendment to Section 2.01. Section 2.01 of the Credit Agreement is amended to add the following as a new Section 2.01(c) at the end thereof:

(c) On the Second Amendment Effective Date, an amount equal to $8,000,000 of Revolving Loans shall be converted to and become part of the existing tranche of Term A Loans for all purposes under the Loan Documents. On the Second Amendment Effective Date, the Borrower shall repay $5,000,000 of the principal amount of Revolving Loans outstanding. The parties acknowledge and agree that after giving effect to such conversation and such repayment of Revolving Loans on the Second Amendment Effective Date, the aggregate principal amount of (i) Term A Loans outstanding on the Second Amendment Effective Date is $35,000,000 and (ii) Revolving Loan outstanding on the Second Amendment Effective Date is $6,994,000.

(e) Amendment to Section 2.10(b). Section 2.10(b) of the Credit Agreement is amended so that it reads, in its entirety, as follows:

(b) The Borrower hereby unconditionally promises to pay to the Administrative Agent (i) commencing on December 31, 2020, and through and including September 30, 2021, on the last day of each calendar quarter for the account of each Term A Lender in equal quarterly installments in a per installment amount equal to the product of 3.75% times the principal amount of the Term A Loans outstanding on the Second Amendment Effective Date (as adjusted from time to time pursuant to Section 2.11(d) or 2.18(b)) and (ii) commencing on December 31, 2021, until the Term A Maturity Date, on the last day of each calendar quarter for the account of each Term A Lender in equal quarterly installments in a per installment amount equal to the product of 5% times the principal amount of the Term A Loans outstanding on the Second Amendment Effective Date (as adjusted from time to time pursuant to Section 2.11(d) or 2.18(b)); provided if any such payment date is not a Business Day, then payment shall be due and payable on the Business Day immediately preceding such payment date. To the extent not previously paid, all unpaid Term A Loans shall be paid in full in cash by the Borrower on the Term A Maturity Date.

(f) Amendment to Section 2.12(a). The first sentence of Section 2.12(a) of the Credit Agreement is amended so that it reads, in its entirety, as follows:

The Borrower agrees to pay to the Administrative Agent an unused commitment fee for the account of each Revolving Lender, which shall accrue at a rate of 0.50% per annum on the daily amount of the undrawn portion of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Lenders’ Revolving Commitments terminate; it being understood that the LC Exposure of a Lender shall be included and the Swingline Exposure of a Lender shall be excluded in the drawn portion of the Revolving Commitment of such Lender for purposes of calculating the commitment fee.

The remainder of the section is to remain unchanged.

(g) Amendment to Section 2.14. Section 2.14 of the Credit Agreement is amended so that it reads, in its entirety, as follows:

SECTION 2.14 Alternate Rate of Interest.

(a) If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including, without limitation, because the LIBO Screen Rate is not available or published on a current basis), for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or

(ii) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period; or

(iii) an Event of Default exists and the Administrative Agent or Required Lender elect to suspend the right of the Borrower to obtain Eurodollar Borrowings;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and (B) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower, so long as the Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Required Lenders of each Class; provided that, with respect to any proposed amendment containing any SOFR-Based Rate, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders of each Class have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of LIBO Rate with a Benchmark Replacement will occur prior to the applicable Benchmark Transition Start Date.

(c) In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.14.

(e) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing.

(h) Amendments to Section 2.18(b).

(b) Any proceeds of Collateral or any payment by or on behalf of any Loan Party received by the Administrative Agent or the Australian Security Trustee (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower), or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent, the Australian Security Trustee, the Swingline Lender and the Issuing Bank from the Borrower (other than in connection with Banking Services Obligations or Swap Agreement Obligations), second, to pay any fees, indemnities, or expense reimbursements then due to the Lenders from the Borrower (other than in connection with Banking Services Obligations or Swap Agreement Obligations), third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements and to pay any amounts owing in respect of Swap Agreement Obligations and Banking Services Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22, ratably (with amounts allocated to the Term Loans of any Class applied to reduce the subsequent scheduled repayments of the Term Loans of such Class to be made pursuant to Section 2.10 ratably based on the amount of such scheduled repayments), fifth, to pay an amount to the Administrative Agent equal to one hundred three percent (103%) of the aggregate LC Exposure, to be held as cash collateral for such Obligations, sixth, to the payment of any other Secured Obligation due to the Administrative Agent, the Australian Security Trustee, or any Lender from the Borrower or any other Loan Party, and seventh, any remaining amounts to the Borrower or to any other Person lawfully entitled thereto as determined by a final nonappealable judgment of a court of competent jurisdiction. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless an Event of Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan of a Class, except (i) on the expiration date of the Interest Period applicable thereto, or (ii) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrower shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent, the Australian Security Trustee and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(i) Amendments to Section 5.01.

(i) Section 5.01(c) of the Credit Agreement is amended so that it reads, in its entirety, as follows:

(c) concurrently with any delivery of financial statements under clause (a) or (b) above (collectively or individually, as the context requires, the “Financial Statements”), a certificate of a Financial Officer in substantially the form of Exhibit D (i) certifying, in the case of the Financial Statements delivered under clause (b) above, as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.12, (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the Financial Statements accompanying such certificate; (v) containing any update to the most recent Projections delivered to the Administrative Agent and (vi) management data with respect to the number and a list of studios re-opened from COVID-19 related closures;

(ii) Section 5.01(e) of the Credit Agreement is amended so that it reads, in its entirety, as follows:

(e) as soon as available, but in any event no later than thirty (30) days after the end of each month, (i) a monthly management report, in form and substance substantially consistent with such reports delivered to the Specified Secured Subordinated Agent prior to the Second Amendment Effective Date, (ii) the back-up management data, including, without limitation a list of open franchises and sold franchises, member data and visit data, and (iii) management data with respect to the number and a list of studios re-opened from COVID-19 related closures;

(iii) Section 5.01 of the Credit Agreement is amended by replacing the “.” at the end of clause (j) thereof with “; and”; and by adding the following as a new clauses (k) at the end thereof:

(k) promptly upon delivery to or receipt by any Loan Party, deliver to the Administrative Agent copies of all material notices (including notices of default) or other material information provided to or by each Loan Party pursuant to the Specified Secured Subordinated Debt Agreement or pursuant to the Specified Unsecured Subordinated Debt Agreement.

(j) Amendment to Section 6.03. Section 6.03(a) is hereby amended to delete the following sentence:

Anything in this Section 6.03(a) to the contrary notwithstanding, the Specified Change of Control Transactions are hereby permitted so long as the Specified Change of Control Conditions have been satisfied at the time of the consummation thereof.

(k) Amendment to Section 6.05(b). Section 6.05(b) is hereby amended so that it reads, in its entirety, as follows:

(b) Dispositions of assets to the Borrower or any Subsidiary, provided that any such Dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09 and Dispositions pursuant to this clause (b) by a Loan Party shall only be made to another Loan Party;

(l) Amendment to Section 6.08.

(i) Section 6.08(c) of the Credit Agreement is amended so that it reads, in its entirety, as follows:

(c) the Borrower may make cash dividends to its shareholders in an aggregate amount not in excess of $5,000,000 per fiscal year so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) the Borrower is in pro forma compliance of covenants set forth Section 6.12 after giving effect to such dividend, (iii) the Borrower and its Subsidiaries shall not have less than $25,000,000 of Liquidity after giving effect to such dividend, and (iv) at the time of each such dividend, the Borrower shall have delivered to the Administrative Agent a certificate certifying the compliance with the foregoing conditions, which certification shall include pro forma calculations with respect to compliance with clause (ii) above;

(ii) Section 6.08 of the Credit Agreement is amended by replacing the “; and” at the end of clause (c) thereof with “;”; by replacing the “.” at the end of clause (d) thereof with “; and”; and by adding the following as a new clauses (e) and (f) at the end thereof:

(e) payments on (i) Specified Secured Subordinated Debt, but only to the extent the terms of the Specified Intercreditor Agreement permit the Specified Subordinated Lenders to accept and retain such payment and (ii) Specified Unsecured Subordinated Debt, but only to the extent the terms of the Specified Subordination Agreement permit the Specified Unsecured Subordinated Lenders to accept and retain such payment; and

(f) the Second Amendment Effective Date Restricted Payment.

(m) Amendment to Section 6.11. Section 6.11 of the Credit Agreement is amended so that it reads, in its entirety, as follows:

Section 6.11 Amendment of Material Documents. No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a) any agreement relating to any Subordinated Indebtedness (other than the Specified Secured Subordinated Debt Documents or the Specified Unsecured Subordinated Debt Documents), to the extent any such amendment, modification or waiver would be adverse in any material respect to the Administrative Agent, Lenders, or the Loan Parties, (b) its charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents (including, without limitation, the A&R Stockholders’ Agreement), to the extent any such amendment, modification or waiver would be adverse in any material respect to the

Administrative Agent, Lenders, or the Loan Parties, (c) the Specified Secured Subordinated Debt Documents in a manner prohibited by the Specified Intercreditor Agreement, or (d) the Specified Unsecured Subordinated Debt Documents in a manner prohibited by the Specified Subordination Agreement.

(n) Amendment to Section 6.12(b). Section 6.12(b) of the Credit Agreement is amended so that it reads, in its entirety, as follows:

(b) Total Leverage Ratio. As of the last day of each fiscal quarter, the Borrower will not permit the Total Leverage Ratio, for any period of four consecutive fiscal quarters ending on the last day of such fiscal quarter, to exceed 7.00 to 1.00.

(o) Amendment to Section 6.12. Section 6.12 of the Credit Agreement is amended to add the following as a new clause (c) at the end thereof::

(c) Senior Secured Leverage Ratio. As of the last day of each fiscal quarter, the Borrower will not permit the Senior Secured Leverage Ratio, for any period of four consecutive fiscal quarters ending on the last day of such fiscal quarter, to exceed 2.00 to 1.00.

(p) Amendment to Article VI. Article VI of the Credit Agreement is amended to delete Section 6.14 (Holding Company Covenants) therefrom.

(q) Amendment to Section 8.12. Section 8.12 of the Credit Agreement is amended so that the reference to “Credit Party” is amended to read “Loan Party”.

(r) Amendment to Section 9.02(b). Section 9.02(b) of the Credit Agreement is amended so that the lead in to the Section reads, as follows:

(b) Subject to Section 2.14(b) and (c) and Section 9.02(c) below,

(s) Amendments to Article X. Article X is amended such that each instance of the term “Administrative Agent” therein shall be deemed to include the Australian Security Trustee.

SECTION 3. Conditions Precedent. This Agreement shall become effective only upon satisfaction of the following conditions precedent on or before the date hereof:

(a) execution and delivery of this Agreement by the Borrower, the Administrative Agent, and the Required Lenders;

(b) execution and delivery by the Guarantors of the Consent, Reaffirmation, and Agreement of Guarantors attached hereto;

(c) the Administrative Agent shall be satisfied with the terms and conditions of the Specified Secured Subordinated Debt, and the documentation evidencing the Specified Secured Subordinated Debt shall otherwise be in form and substance satisfactory to the Administrative Agent and the Lenders;

(d) the Specified Intercreditor Agreement shall have been executed and be in full force and effect and Administrative Agent shall have received evidence that the Specified Secured Subordinated Debt shall have been, or substantially concurrently shall be, funded to or on behalf of Borrower;

(e) the Administrative Agent shall be satisfied with the terms and conditions of the Specified Unsecured Subordinated Debt, and the documentation evidencing the Specified Unsecured Subordinated Debt shall otherwise be in form and substance satisfactory to the Administrative Agent and the Lenders;

(f) the Specified Subordination Agreement shall have been executed and be in full force and effect and Administrative Agent shall have received evidence that the Specified Unsecured Subordinated Debt shall have been, or substantially concurrently shall be, funded to or on behalf of Borrower;

(g) after giving effect to the transactions occurring on the Second Amendment Effective Date (including, without limitation, the Second Amendment Effective Date Restricted Payment), the Borrower must have a minimum of an additional $35,000,000 of Unrestricted Cash added to the balance sheet from the Subordinated Indebtedness incurred on the Second Amendment Effective Date;

(h) The Specified Merger Agreement shall have been consensually terminated by the parties thereto pursuant to a written agreement provided to the Administrative Agent;

(i) The Borrower shall have paid to the Administrative Agent, for the account of the Lenders, an upfront fee of $315,000, which fee once paid shall be non-refundable; and

(j) The Borrower shall have paid to the Administrative Agent, for the account of the applicable parties, all fees and expenses (including legal fees and expenses) due and payable under the Credit Agreement and in connection with this Agreement.

SECTION 4. Miscellaneous Terms.

(a) Loan Document. For avoidance of doubt, the Borrower, the Administrative Agent, and the Lenders party hereto hereby acknowledge and agree that this Agreement is a Loan Document.

(b) Effect of Agreement. Except as set forth expressly hereinabove, all terms of the Credit Agreement and the other Loan Documents shall be and remain in full force and effect, and shall constitute the legal, valid, binding, and enforceable obligations of the Loan Parties. Except to the extent otherwise expressly set forth herein, the amendment set forth herein shall have prospective application only from and after the date of this Agreement.

(c) No Novation or Mutual Departure. The Borrower expressly acknowledges and agrees that (i) there has not been, and this Agreement does not constitute or establish, a novation with respect to the Credit Agreement or any of the other Loan Documents, or a mutual departure from the strict terms, provisions, and conditions thereof, other than with respect to the amendments contained in Section 2 above, and (ii) nothing in this Agreement shall affect or limit the Administrative Agent or any Lender’s right to demand payment of liabilities owing from any Loan Party to Administrative Agent or the Lenders under, or to demand strict performance of the terms, provisions and conditions of, the Credit Agreement and the other Loan Documents, to exercise any and all rights, powers, and remedies under the Credit Agreement or the other Loan Documents or at law or in equity, or to do any and all of the foregoing, immediately at any time after the occurrence of a Default or an Event of Default under the Credit Agreement or the other Loan Documents.

(d) Ratification. The Borrower (i) hereby restates, ratifies, and reaffirms each and every term, covenant, and condition set forth in the Credit Agreement and the other Loan Documents to which it is a party effective as of the date hereof and (ii) restates and renews each and every representation and warranty heretofore made by it in the Credit Agreement and the other Loan Documents as fully as if made on the date hereof and with specific reference to this Agreement and any other Loan Documents executed or delivered in connection herewith (except with respect to representations and warranties made as of an expressed date, in which case such representations and warranties shall be true and correct in all material respects as of such date).

(e) No Default. To induce the Administrative Agent and the Lenders to enter into this Agreement and to continue to make advances pursuant to the Credit Agreement (subject to the terms and conditions thereof), the Borrower hereby acknowledges and agrees that, as of the date hereof, and after giving effect to the terms hereof, there exists (i) no Default or Event of Default, and (ii) no right of offset, defense, counterclaim, claim, or objection in favor of the Borrower or any other Loan Party or arising out of or with respect to any of the Loans or other obligations of any Borrower or any other Loan Party owed to the Administrative Agent or the Lenders under the Credit Agreement or any other Loan Document.

(f) Release. Each Loan Party and their respective Affiliates, successors, assigns, and legal representatives (collectively, the “Releasors”), acknowledge and agree that through the date hereof, each Secured Party has acted in good faith and has conducted itself in a commercially reasonable manner in its relationships with the Releasors in connection with this agreement and in connection with the Secured Obligations, the Credit Agreement, and the other Loan Documents, and the obligations and liabilities of the Releasors existing thereunder or arising in connection therewith, and the Releasors hereby waive and release any claims to the contrary. The Releasors hereby release, acquit, and forever discharge each Secured Party and its Affiliates (including, without limitation, its parent and its subsidiaries) and their respective officers, directors, employees, agents, attorneys, advisors, successors and assigns, both present and former (collectively, the “Secured Party Affiliates”) from any and all manner of losses, costs, defenses, damages, liabilities, deficiencies, actions, causes of action, suits, debts, controversies, damages, judgments, executions, claims, demands, and expenses whatsoever, asserted or unasserted, known or unknown, foreseen or unforeseen, in contract, tort, law or equity (generically, “Claims”), that any Releasor has or may have against any Secured Party and/or any Secured

Party Affiliate by reason of any action, failure to act, event, statement, accusation, assertion, matter, or thing whatsoever arising from or based on facts occurring prior to the effectiveness of this Agreement that arises out of or is connected to the Loan Documents or the Secured Obligations. Each of the Releasors hereby unconditionally and irrevocably agrees that it will not sue any Secured Party or any Secured Party Affiliate on the basis of any Claim released, remised, and discharged by such Releasor pursuant to this paragraph. If any Releasor or any of their respective successors, assigns, or other legal representatives violates the foregoing covenant, each Releasor, for itself and its successors, assigns, and legal representatives, agrees to pay, in addition to such other damages as any Secured Party or any Secured Party Affiliate may sustain as a result of such violation, all reasonable and documented attorneys’ fees and costs incurred by any Secured Party or any Secured Party Affiliate as a result of such violation.

(g) Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. This Agreement may be executed by each party on separate copies, which copies, when combined so as to include the signatures of all parties, shall constitute a single counterpart of the Agreement.

(h) Fax or Other Transmission. Delivery by one or more parties hereto of an executed counterpart of this Agreement via facsimile, telecopy or other electronic method of transmission pursuant to which the signature of such party can be seen (including Adobe Corporation’s Portable Document Format or PDF) shall have the same force and effect as the delivery of an original manually executed counterpart of this Agreement or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Any party delivering an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall also deliver an original executed counterpart thereof, but the failure to do so shall not affect the validity, enforceability, or binding effect of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form.

(i) Recitals Incorporated Herein. The preamble and the recitals to this Agreement are hereby incorporated herein by this reference.

(j) Section References. Section titles and references used in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto evidenced hereby.

(k) Further Assurances. The Borrower agrees to take, at Borrower’s expense, such further actions as Administrative Agent shall reasonably request from time to time to evidence the amendments set forth herein and the transactions contemplated hereby.

(l) Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

(m) Severability. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

[SIGNATURES ON FOLLOWING PAGES.]

IN WITNESS WHEREOF, the Borrower, the Administrative Agent, and the Lenders party hereto have caused this Agreement to be duly executed under seal by its duly authorized officer as of the day and year first above written.

BORROWER:

F45 TRAINING HOLDINGS INC., a Delaware corporation

By:	/s/ Adam Gilchrist
Name:	Adam Gilchrist
Title:	Chief Executive Officer

[JPMORGAN/F45 – SECOND AMENDMENT TO CREDIT AGREEMENT]

ADMINISTRATIVE AGENT AND LENDERS:

JPMORGAN CHASE BANK, N.A., individually, and as Administrative Agent, Australian Security Trustee, Lender, Swingline Lender and Issuing Bank

By:	/s/ Eleftherios Karsos
Name:	Eleftherios Karsos
Title:	Authorized Officer

[JPMORGAN/F45 – SECOND AMENDMENT TO CREDIT AGREEMENT]

CONSENT, REAFFIRMATION, AND AGREEMENT OF GUARANTORS

Each of the undersigned (a) acknowledges receipt of the foregoing Second Amendment to Credit Agreement (the “Agreement”); (b) consents to the execution and delivery of the Agreement; (c) specifically agrees to the terms of Section 4(f), and (d) reaffirms all of its obligations and covenants under the Credit Agreement (as defined in the Agreement) or the Guarantees, as applicable (in each case, as amended, restated, supplemented, or otherwise modified from time to time) and all of its other obligations under the Loan Documents to which it is a party, and, agrees that none of its obligations and covenants shall be reduced or limited by the execution and delivery of the Agreement or any of the other instruments, agreements or other documents executed and delivered pursuant thereto.

This Consent, Reaffirmation, and Agreement of Guarantors (this “Consent”) may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. This Consent may be executed by each party on separate copies, which copies, when combined so as to include the signatures of all parties, shall constitute a single counterpart of the Consent. Delivery by one or more parties hereto of an executed counterpart of this Consent via facsimile, telecopy or other electronic method of transmission pursuant to which the signature of such party can be seen (including Adobe Corporation’s Portable Document Format or PDF) shall have the same force and effect as the delivery of an original manually executed counterpart of this Consent or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Any party delivering an executed counterpart of this Consent by facsimile or other electronic method of transmission shall also deliver an original executed counterpart thereof, but the failure to do so shall not affect the validity, enforceability, or binding effect of this Consent. The words “execution,” “signed,” “signature,” and words of like import in this Consent shall be deemed to include electronic signatures or the keeping of records in electronic form.

This Consent, Reaffirmation, and Agreement of Guarantors shall be deemed executed under seal.

As of October 6, 2020

GUARANTORS:

F45 TRAINING CANADA LIMITED

By:	/s/ Adam Gilchrist
Name:	Adam Gilchrist
Title:	President

[JPMORGAN/F45 – SECOND AMENDMENT TO CREDIT AGREEMENT]

F45 UNITED, LLC

By:	/s/ Adam Gilchrist
Name:	Adam Gilchrist
Title:	Chief Executive Officer and Vice President

F45 U, LLC

By:	/s/ Adam Gilchrist
Name:	Adam Gilchrist
Title:	Chief Executive Officer and Vice President

F45 TRAINING INCORPORATED

By:	/s/ Adam Gilchrist
Name:	Adam Gilchrist
Title:	President

Executed by F45 AUS HOLD CO PTY LTD ACN 620 135 426 in accordance with section 127 of the Corporations Act 2001:

/s/ Christopher Payne	/s/ Adam Gilchrist
Director/company secretary	Director

CHRISTOPHER PAYNE	ADAM GILCHRIST
Name of director/company secretary (BLOCK LETTERS)	Name of director (BLOCK LETTERS)

[JPMORGAN/F45 – SECOND AMENDMENT TO CREDIT AGREEMENT]

Executed by FLYHALF AUSTRALIA HOLDING COMPANY PTY LTD ACN 632 249 131 in accordance with section 127 of the Corporations Act 2001:

/s/ Christopher Payne	/s/ Adam Gilchrist
Director/company secretary	Director

CHRISTOPHER PAYNE	ADAM GILCHRIST
Name of director/company secretary (BLOCK LETTERS)	Name of director (BLOCK LETTERS)

Executed by FLYHALF ACQUISITION COMPANY PTY LTD ACN 632 252 110 in accordance with section 127 of the Corporations Act 2001:

/s/ Christopher Payne	/s/ Adam Gilchrist
Director/company secretary	Director

CHRISTOPHER PAYNE	ADAM GILCHRIST
Name of director/company secretary (BLOCK LETTERS)	Name of director (BLOCK LETTERS)

Executed by F45 HOLDINGS PTY LTD ACN 616 570 506 in accordance with section 127 of the Corporations Act 2001:

/s/ Christopher Payne	/s/ Adam Gilchrist
Director/company secretary	Director

CHRISTOPHER PAYNE	ADAM GILCHRIST
Name of director/company secretary (BLOCK LETTERS)	Name of director (BLOCK LETTERS)

Executed by F45 ROW HOLD CO PTY LTD ACN 620 135 480 in accordance with section 127 of the Corporations Act 2001:

/s/ Christopher Payne	/s/ Adam Gilchrist
Director/company secretary	Director

CHRISTOPHER PAYNE	ADAM GILCHRIST
Name of director/company secretary (BLOCK LETTERS)	Name of director (BLOCK LETTERS)

[JPMORGAN/F45 – SECOND AMENDMENT TO CREDIT AGREEMENT]

Executed by F45 TRAINING PTY LTD ACN 162 731 900 in accordance with section 127 of the Corporations Act 2001:

/s/ Christopher Payne	/s/ Adam Gilchrist
Director/company secretary	Director

CHRISTOPHER PAYNE	ADAM GILCHRIST
Name of director/company secretary (BLOCK LETTERS)	Name of director (BLOCK LETTERS)

[JPMORGAN/F45 – SECOND AMENDMENT TO CREDIT AGREEMENT]